EXHIBIT NO. 10.19


      EMPLOYMENT AGREEMENT dated as of January 1, 1998 between LEONARD OSSER (the "Executive") and MILESTONE SCIENTIFIC INC. (The "Company").

      WHEREAS, the Company presently employs the Executive as its President and Chief Executive Officer; and

      WHEREAS, the Company desires to continue to retain the Executive and the Executive desires to continue to work for the Company; and

      WHEREAS, the Company and the Executive desire to provide for the terms and conditions of the future employment of the Executive by the Company.

      NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

      1. Term of Agreement. Subject to the terms and conditions hereof, the Company employs the Executive and the Executive accepts such employment for the five year period commencing January 1, 1998 and ending December 31, 2002, unless extended or terminated as provided in Sections 2 and 7, respectively (the "Employment Term").

      2. Renewal. The Employment Term shall be extended for successive one-year periods unless prior to December 1 of any year, either party notifies the other that he or it chooses not to extend the Employment Term. By way of example, if neither party makes an election prior to December 1, 1998 then the Employment Term shall automatically be extended by one additional year to December 31, 2003.

      3. Duties and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company and as the holder of such other senior executive positions consistent therewith as the Board may determine. He shall report to, and be subject to, the direction of the Company's Board of Directors with such duties and responsibilities as are commensurate with his title and position. The Executive shall work on a full time basis and shall devote his time, energy and attention to the business of the Company.


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      4.    Compensation.

      (a) Base Salary. In payment for the services to be rendered by the Executive hereunder, the Executive shall be paid at the annual base salary rate of $350,000, less withholding required by law and other deductions agreed upon by the Executive, commencing on the date of this agreement. Such compensation shall be payable bi-monthly, or on such more frequent schedule as the Company may elect. Commencing January 1, 2001 and as of January 1 of each year thereafter during the Employment Term, annual base pay for the ensuing year shall be increased, proportionately, to reflect the increase in the Consumer Price Index, all items for New York City for the preceding November from that same Index for November 1997.

      (b)   Stock Options.

            (i) During January 1998 and each of the next four Januarys during the Employment Term the Company shall grant to the Executive an option to purchase 50,000 shares of Common Stock of the Company. The option exercise price per share shall be the fair market value of one share on the date of grant. The option term shall be not less than five nor more than ten years, as determined by the Compensation Committee of the Board of Directors, and such option shall be exercisable only during the last 30 days of its term, except that the option shall become earlier exercisable if the Company achieves the minimum income or other financial goal specified by the Compensation Committee for the payment of a cash bonus under paragraph (c), below, for that year.

            (ii) As soon as practicable after the preparation of financial statements for each fiscal year during the first five years of the Employment Term, but in no event later than April 15 of any year commencing April 15, 1999 and ending April 15 2003 (not withstanding any earlier expiration of the Employment
                  Term), the Company shall grant to the Executive options to purchase up to an additional 50,000 shares of Common Stock depending on the extent to which, if any, the Company achieves the net income or other performance target in excess of the minimum target specified by the Compensation Committee, for the payment of any annual cash bonus award. The number of option shares shall be prorated over the differential between the minimum target required for payment of any bonus and the target entitling the Executive to a maximum cash bonus. With respect to 1998 the performance target specified for the achievement of a minimal annual bonus is net income of $2,500,000 (as defined below) and the net income required for payment of the maximum bonus is $4,500,000. Since the Compensation Committee has determined to award such options with respect to 1998 in 10,000 share increments, then for each $400,000 of net income in excess of $2,500,000 the Executive will receive options for 10,000 shares. For example, if income of $3,300,000 is earned, the Executive would receive options for 20,000 shares. The options awarded under this paragraph shall be exercisable at a price per share equal to the fair market value of one share on the date of grant and shall have a term of not less than five nor more than ten years, all as determined by the Compensation Committee.


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      (c) Cash Bonus. For each of the first five calendar years of the
Employment Term, the Executive shall receive the opportunity to earn a cash bonus of up to $200,000 depending upon the achievement by the Company of achievable income or other performance targets specified by the Compensation Committee for such calendar year. The performance targets shall be specified by the Committee not later than 30 days after the completion of financial statements for the preceding year, but in no event later than April 30 of any year. The performance target determined by the Compensation Committee for 1998 is minimum net income of at least $2,500,000 and the net income level at which the maximum performance bonus will be payable is $4,500,000. For net income levels between $2,500,000 and $4,500,000, the performance bonus shall be prorated, i.e. for each $1,000 of income in excess of $2,500,000, in each case before giving effect to the bonus, earned by the Company the Executive shall receive $100.

      (d) General. For purposes of this Section 4, net income shall mean net income shown on an internal financial statement prepared by the Company's Chief Financial Officer; adjusted to eliminate the effect, if any, of any estimated bonus to the Company's Chief Executive Officer under this Agreement with respect to such year, provided however, that if net income shown on the audited financial statements for such calendar year, adjusted to eliminate the effect of any bonus paid under this Agreement with respect to such year would result in the calculation of a different bonus, the bonus paid shall be appropriately adjusted.

      5. Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established from time to time by the Board of Directors of the Company) in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

      6. Other Benefits. The Executive shall be entitled to the following additional benefits:

      (a) Four weeks of paid vacation during each year of the term.

      (b) Paid holidays in accordance with the Company's usual holiday schedule plus eight additional paid holiday, or personal days, to be taken at such time as the Executive determines.


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      (c) Such major medical, family health and dental coverage benefits and long-term disability group plan coverage generally available to the Company's officers. To the extent the Executive qualifies, the Executive may participate in, or benefit under, any employee benefit plan, arrangement or perquisite made available by the Company to its key executives.

      (d) The Company shall reimburse the Executive for such ordinary and necessary business related expenses as shall be incurred by the Executive in the course of the performance of his duties under this Agreement.

      7. Termination. The Executive's employment hereunder may be terminated under the following circumstances:

            (a) The Company shall have the right to terminate the employment of the Executive under this Agreement for disability in the event the Executive suffers an injury, or physical or mental illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than one hundred eighty (180) consecutive days upon the Company giving at last thirty (30) days written notice of termination; provided, however, that if the Executive is eligible to receive disability payments pursuant to a disability insurance policy or policies paid for by the Company, the Executive shall assign such benefits to the Company for all periods as to which he is receiving payment under this Agreement.

      (b) This Agreement shall terminate upon the death of Executive.

      (c) The Company may terminate this Agreement at any time because of (i) Executive's material breach of any term of this Agreement or (ii) the willful engaging by the Executive in misconduct which is materially injurious to the Company, monetarily or otherwise; provided, in each case, however, that the Company shall not terminate this Agreement pursuant to this Section 7(c) unless the Company shall first have delivered to the Executive a notice which specifically identifies such breach or misconduct, specifies reasonable corrective action and the Executive shall not have cured the breach or corrected the misconduct within fifteen (15) days after receipt of such notice.

      (d) The Executive may terminate his employment for "Good Reason" on five days written notice if:


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            (i)   he is assigned, without his express written consent, any
                  duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof, except in connection with the termination of his employment by him without Good Reason; or

            (ii)  his compensation is reduced or

            (iii) Any purchaser or purchasers of substantially all of the business or assets of the Company do not agree, at or prior to the closing of any such transaction, by agreement in form and substance satisfactory to the Executive to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no sale was consummated.

      8. Nondisclosure; Noncompetition.

      (a) The Executive agrees not to use or disclose, either while in the Company's employ or at any time thereafter, except with the prior written consent of the Board of Directors, any trade secrets, proprietary information, or other information that the Company considers confidential relating to processes, suppliers (including but not limited to a list or lists of suppliers), customers (including but not limited to a list or lists of customers), compositions, improvements, inventions, operations, processing, marketing, distributing, selling, cost and pricing data, or master files utilized by the Company, not presently generally known to the public, and which is, obtained or acquired by the Executive while in the employ of the Company.

      (b) During the Employment Term and for a period of two years thereafter, the Executive shall not, directly or indirectly; (i) in any manner, engage in any business which competes with any business conducted by the Company (including any subsidiary) and will not directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm or business that is so engaged (provided, however, that nothing herein shall


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prohibit the Executive from owning not more than three percent (3%) of the outstanding stock of any publicly held corporation), (ii) persuade or attempt to persuade any employee of the Company to leave the employ of the Company or to become employed by any other entity, or (iii) persuade or attempt to persuade any current client or former client with leaving, or to reduce the amount of business it does or intends or anticipates doing with the Company.

      (c) During his employment with the Company, and for two years thereafter, the Executive shall not take any action which might divert from the Company any opportunity learned about by him during his employment with the Company (including without limitation during the Employment Term) which would be within the scope of any of the businesses then engaged in or planned to be engaged in by the Company.

      (d) In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Executive pursuant to this
Section 8 of this Agreement shall survive such termination.

      9. Successors; Binding Agreement.

      (a) The Company shall require any purchaser or purchasers of the Company or any purchaser or purchasers of substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 9(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      (b) This agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

      10. Amendment; Waiver. No provisions of this Agreement may be modified, supplemented, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of


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any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express of implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      11. Applicable Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflict of laws principles.

      12. Severability of Covenants. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall remain in full force and effect and any invalid and enforceable provisions shall be deemed, without further action on the part of the undersigned, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

      13. Remedies.

      (a) In the event of a breach or threatened breach of any of the Executive's covenants under Section 8, the Executive acknowledges that the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach, the Company will be entitled to such equitable and injunctive relief as may be available to restrain the Executive from the violation of the provisions thereof.

      (b) Nothing herein shall be construed as prohibiting the Company, on the one hand, and the Executive, on the other hand, from pursuing any remedies available at law or in equity for any breach or threatened breach of the provisions of this Agreement by the other party, including the recovery of damages.

      (c) If the Executive terminates his employment for a Good Reason (as defined above in Section 7(d)) then the Executive will suffer damages which will be difficult to calculate. Consequently, the Executive shall be entitled by way of liquidated damages, and not as a penalty, to receive a lump sum payment in an amount equal to the amount of the compensation payments that,


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but for his termination of employment, would have been payable to the Executive under Section 4(a) for the remainder of the Employment Term. Such payment shall be made by the Company to the Executive within fifteen (15) days following his termination of employment. The Executive shall not be required to mitigate the amount of any payment received pursuant to this paragraph nor shall the amount payable under this paragraphbe reduced by any compensation earned by the Executive after the date of his termination of employment.

      14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

       If to the Company
         addressed to:        Milestone Scientific Inc.
       220 South Orange Avenue
       Livingston Corporate Park
       Livingston, New Jersey 07039


       with a copy to:         Morse, Zelnick, Rose & Lander, LLP
       450 Park Avenue
       New York, New York 10022

                              -----------------

       If to the Executive
         addressed to:        Mr. Leonard Osser
       44 Kean Road
       Short Hills, New Jersey 07078



or to such other address as the one party shall specify to the other party in writing.



      15. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.


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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                            MILESTONE SCIENTIFIC INC.

                              by: /s/ Gregory Volok
                                  --------------------------------------
                                  Gregory Volok, Chief Operating Officer


                                  /s/ Leonard Osser
                                  --------------------------------------
                                                Leonard Osser


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